Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	11/25/2003

Servicing Certificate	Group 1
Beginning Pool Balance	197,905,026.91
Beginning PFA	0.00
Ending Pool Balance	182,921,517.84
Ending PFA Balance	-
Principal Collections	14,740,632.07
Principal Draws	-
Net Principal Collections	14,740,632.07
Active Loan Count	5,952

Interest Collections	1,471,387.44

Weighted Average Net Loan Rate	8.47000%
Substitution Adjustment Amount	0.00

Excess Cash	(172,640.64)

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	1.250%
Class A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	4.630%
Class A-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	5.290%
Class A-4	98,541,603.56	83,730,735.13	0.7617148	14,810,868.43	492,708.02	0.00	12.59%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	415,762.50	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	13,907,423.35
Overcollateralization Amount Increase (Decrease)	(172,640.64)
Outstanding Overcollateralization Amount	13,734,782.71
Target Overcollateralization Amount	22,290,527.32

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,570,198.46		58	0.86%
Delinquent Loans (60 Days)*	679,304.05		27	0.37%
Delinquent Loans (90 Days)*	345,677.45		13	0.19%
Delinquent Loans (120 Days)*	280,898.74		10	0.15%
Delinquent Loans (150 Days)*	632,659.97		13	0.35%
Delinquent Loans (180+ Days)*	213,336.94		5	0.12%
REO	-		0	0.00%
Bankruptcy	3,376,592.44		97	1.85%
Foreclosures	457,466.99		10	0.25%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	1,712,778.34
Current Month Loss Amount	242,877.00
Current Month Recoveries	27,806.28
Ending Loss Amount	1,927,849.06	1.05%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0